EXHIBIT 14.1

CODE OF ETHICS FOR SENIOR EXECUTIVE AND FINANCIAL OFFICERS

Boss Holdings, Inc. (“Company”) has adopted the following code of ethics applicable to its Chief Executive Officer (“CEO”) and senior financial officers, including its principal financial officer and principal accounting officer or controller.

1.

The CEO and senior financial officers shall engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

2.

The CEO and senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC and other public communications.

3.

The CEO and each senior financial officer promptly shall bring to the attention of the Audit Committee of the Board of Directors or the full Board any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4.

The CEO and each senior financial officer promptly shall bring to the attention of the Company’s General Counsel or the CEO and the Audit Committee any information he or she may have concerning evidence of a material violation of the securities laws or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent or representative thereof, or any violation of this Code of Ethics.

5.

The CEO and senior financial officers shall take all reasonable measures to protect the confidentiality of non-public information about the Company or its subsidiaries and their customers obtained or created in connection with their activities and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process.

6.

No person shall take any action, directly or indirectly, to fraudulently influence, coerce, manipulate or mislead the Company or its independent public auditors for the purpose of rendering the Company’s financial statements misleading.

7.

All persons subject to this code of ethics will be held accountable for adherence to its terms. Failure to observe the terms of this code of ethics may result in disciplinary action, up to and including termination of employment. Violations of this code of ethics also may constitute violations of law and may result in civil and criminal penalties.

8.

This code of ethics is reasonably designed to deter wrongdoing and promote adherence to its terms. In determining what action is appropriate regarding any violation of this code of ethics, the Company’s Board of Directors or their designee may take into account all relevant circumstances and information, including the nature and severity of the violation, whether it is a single or repeated occurrence, whether the violation is intentional or inadvertent and whether the individual in question was advised prior to the violation as to the proper course of action.

I acknowledge that I have received and read the Boss Holdings, Inc. Code of Ethics for Senior Executive and Financial Officers and understand my obligations to comply with the Code of Ethics.

I understand that my agreement to comply with the Code of Ethics does not constitute a contract of employment.

Please sign here: ____________________________________________________________

Please print your name: _______________________________________________________

Date of signature: ___________________________________________________________